SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2002

CBRE HOLDING, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32983	94-3391143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 S. Grand Avenue, Suite 3100, Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

(213) 613-3226

Registrants Telephone Number, Including Area Code

NA

(Former Name or Former Address, if Changed Since Last Report)

This Current Report on Form 8-K is filed by CBRE Holding, Inc., a Delaware corporation (the Company), in connection with the matters described herin.

Item 9.    Regulation FD Disclosure

                On August 7, 2002, the Company conducted its second quarter earnings conference call, as follows:

August 7, 2002
9:30 a.m. PDT

Moderator                                                                                       Ladies and gentlemen, thank you for standing by and welcome to CB Richard Ellis Second Quarter Earnings call.  At this time all lines are in a listen-only mode.  Later there will be a question and answer session with instructions given at that time.  As a reminder, today’s conference call is being recorded.

                                                                                                                                                I would now like to turn the conference call over to our host, Chief Financial Officer, Ken Kay.  Please go ahead.

K. Kay                                                                                                           Thank you for joining us today for CB Richard Ellis’s Second Quarter 2002 Earnings conference call.  My name is Ken Kay and I’m the new Chief Financial Officer for the company, and it’s my pleasure to welcome you to our call.  Just by way of some background, formerly I was employed as the Chief Financial Officer of Dole Food Company, which was a $4.5 billion consumer products company headquartered in Southern California.  Then prior to that I was also Chief Financial Officer of several other organizations, several product groups within Universal Studios, Playmates Incorporated, System Ed, and Ameron International, and I started my career out at PricewaterhouseCoopers.

I have an undergraduate degree in accounting and Master’s degree in finance and marketing from the University of Southern California and I’m a certified public accountant within California.

                                                                                                                                                On this call we’ll be covering our results for the second quarter of 2002.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Ron Platisha, our Executive Vice President of Finance; and Debbie Fan, Treasurer.  Before we get started I want to mention that we may make a number of forward-looking statements during the course of this call.  These statements should be considered as estimates only and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s annual report and Form 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                                                                                                                                                With that I’d like to turn the call over to Ray Wirta, our Chief Executive Officer.

R. Wirta                                                                                                    Thank you, Ken, and a formal welcome on the call to the company.  By the way, for those on the call we’ll get to the Q&A.  Ken is a three-week wonder with the company, so we hope you keep that in mind and we have of course our long-lived Ron Platisha and Debbie with us to help fill out the question period.  We welcome you to the call.  I will make a few brief overview comments.  Then I’ll ask Brett and Ken to comment in more detail about our operations.  You have access to our earnings announcements, which was put out this morning, so our comments on this call will focus on the key elements of the release.

Let me start at an overview level.  First, as you are aware, the real estate service sector, particularly in the U.S., continues to be slow to recover.  This is primarily a reflection of corporate America’s reluctance to step up to capital spending. Until recently, buyers’ and sellers’ of real estate were reluctant to complete deals.

Despite these constraints, our second quarter 2002 revenue performance was stronger than our first quarter in both absolute dollars and on a year-over-year comparison basis, with substantially improved performance at the EBITDA line.  Our U.S. leasing business, which has been our weak link for the last 18 months, is improving.  Although we are still down from 2001, our monthly transaction counts for this activity, which represents roughly 55% of our business, have shown continuing improvement in the first and second quarter relative to previous year-to-year comparisons.

The improvement in transaction counts is primarily due to an increase in real estate activities by small- to medium-sized companies.  Although the transaction business is improving, it is still sub par.  The good news is that our other business lines are performing well compared to plan and last year.  Also, we are performing better than our public report competition, which includes Trammell Crow, Jones Lang, and Insignia, indicative that we are picking up market share despite the challenging times.  That summarizes our overall view.  With that, I’d like to ask Brett to talk about our operating performance.

B. White                                                                                                 Thanks, Ray. As Ray mentioned, the U.S. sales and leasing business is now doing better than last year.  We’re beginning to see some meaningful pickups in transaction velocity, which I’ll describe in more detail in a moment.  Aside from selected markets within North America, we’re starting to see signs that indicate a recovery is now well underway within our business.

Sale and lease transactions, as you may recall, started the year considerably down from last year.  In fact, in the first quarter of this year, U.S. transactional revenue was below prior year by about 23%.  However, for the second quarter these numbers improved significantly and transaction revenue was down only 6% compared to prior year.

Interestingly, and a trend we’ve been seeing since February of this year, the transaction counts, which is simply the number of sale and lease transactions we did each month, the transaction counts in July of this year were up about 24% over the transaction count from July of last year, so meaningful improvement there.  Despite these lower revenues, EBITDA for the North American transaction business was almost 50% better than last year due to the benefits of our cost reduction programs.

In Europe we’re also seeing good performance.  Revenue for the second quarter was up approximately 15% over prior year and EBITDA was up almost 80% over prior year, again due to both expense reductions and a good revenue base in place.

Asia Pacific is a similarly positive story.  Revenue for the second quarter was 4% above last year and EBITDA was up over 50% over prior year, again due to primarily cost reductions and a small increase in revenue.

                                                                                                                                                You may have recently seen our announcements regarding changes in the New York Tri-State region.  As I’m sure all of you are aware, this region is the largest and most important commercial real estate market in the world.  As the leader in the commercial real estate service industry we have strengthened our foundation in this market by hiring star caliber talent to lead the Tri-State region.  Our new president of this region, Mary Ann Tighe, is widely known in New York as one of the most successful and well-respected real estate professionals in the business.

Patrick Murphy, who also joined us from Mary Ann’s previous employer, Insignia, will be leading our New Jersey operation.  Like Mary Ann, Patrick is one of the finest real estate professionals in the business.  Securing this leadership talent in the New York Tri-State region signals a new era for us both in the Tri-State area and as a firm as a whole.  It’s a crucial piece of the puzzle that will ensure our dominant position in the industry worldwide.

We believe that these two hires and the teams that they have attracted along with them from other firms now have in place, on a run rate basis, about $50 million in additional revenues for the New York Tri-State region over what we had in our organic business just two months ago.

A few key points I’d like to mentioned before I turn the call over to Ken.  First, in the second quarter every meaningful business and geography within the firm beat last year’s EBITDA.  For the second quarter the company beat original EBITDA plan and last year.  Year to date most units are at or ahead of last year and/or plan on EBITDA.  This was done despite no sales of mortgage funds, which were worth about $5 million in EBITDA last year, and reduced sales of mortgage servicing rights, which would have been worth about $3 million last year as compared to this year.

We continue to focus on our organic growth with the strategic hires we’ve mentioned in New York and our previously described hires in Germany.  Second quarter revenue, while flat, picked up relative to first quarter revenue, which was down 18%.

Finally, as I mentioned before, our U.S. transaction velocity continues to pick up relative to last year and now year to date, which suggests that as rents and values stabilize, transaction revenue will pick up meaningfully over the next six to 12 months.

                                                                                                                                                With that I’ll turn the call over to Ken.

K. Kay                                                                                                           Thanks, Brett. Moving right to cost and expenses, since Brett covered the revenues.  Commission expense for the quarter of $130.8 million was 2% lower than the prior year as a result of lower transaction revenue.  Commission expense as a percent of revenue decreased to 46% in the current quarter compared to 47% in the prior year.

Operating expenses for the current quarter totaled $120.7 million, $10.5 million or 8% lower than the prior year.  The company’s restructuring of its operations, cost reduction programs, and improved operational processes, both within the United States and international activities, have resulted in an approximate year to date expense savings of $33 million compared to the prior year.  EBITDA for the quarter totaled $33.4 million.  This was an improvement of $12.9 million or 63% compared to the prior year.  The improvement is due to the company’s significant reduction of operating expenses, which has offset the revenue shortfalls.

                                                                                                                                                Looking at the balance sheet, cash is lower than its traditional peak at year-end as a result of our bonus structure.  Bonuses are accrued throughout the year, but are mostly paid in the first quarter and thus a sizeable amount of cash flow occurs then.  Consequently, the interim period cash will be lower than the balance maintained at year-end.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via a non-recourse credit line and the receivable and related debt balances will fluctuate based upon pending loan closings.  Other current assets, which includes accounts receivable, has declined primarily because the receivables balance is lower than at year-end due to the cyclical revenue level.

                                                                                                                                                Fluctuations in goodwill and deferred taxes are attributable to a true-up of these line items as a result of the work performed on implementing Statement of Financial Accounting Standards number 141 during the second quarter of 2002.  Current liabilities decreased by $70 million due to the payment of bonuses and related payroll taxes earlier in the year and as a result of having a lower income tax liability.

The revolving credit facility has $30 million of outstanding borrowings at June 30, 2002, which is consistent with the utilization of cash earlier in the year, as discussed previously.

We have completed all of our covenant calculations and as of June 30, 2002 we are in compliance.  The interest coverage ratio was the tightest calculation, but we were able to exceed the minimum EBITDA requirement by $1.5 million.  We continue to run covenant calculation models for the balance of the year and although the results of those computations are tight, the models show that we will be in compliance for the third and fourth quarters.

                                                                                                                                                I’ll now turn the call back to Ray.

R. Wirta                                                                                                    In conclusion, while challenges remain, we feel better about the business today than we did three months ago.  Certainly the recovery in the U.S. economy and our business has been slower than we would have hoped, but nonetheless, we believe it is now underway.  Given our tight cost structure, even modest improvement in revenue will result in meaningful improvement in our financial performance.

We can’t control or predict the economy, so we’ll continue to manage the company tightly to ensure our ability to meet our financial obligations.  At this point we are still targeting EBITDA for 2002 of $130 million plus or minus, which would be about a 12% improvement over last year’s performance.  This concludes our formal remarks.

I would like to turn the call back over to our moderator, Rod, to open it up for questions and answers.  Rod.

Moderator                                                                                       Our first question will come from the line of Tom Shandell with Golden Tree Asset Management.  Please go ahead.

T. Shandell                                                                                    I was wondering if you could give us the breakout of the revenue line items, as you have done in the past.

R. Wirta                                                                                                    I can’t recall, Tom, when you talk about breakdown.  We have sales, leases, property management.  Are you referring to that?

T. Shandell                                                                                    The presentation that you’ve had both in your press releases and in your 10-Q’s, in terms of lease, sales, etc.

R. Wirta                                                                                                    I could either give you the percentage variance or we could certainly send it to you and it will certainly show up in some form in our Q.  I don’t know how you want to handle it, because there’s quite a bit of data.  I’ll give you a flavor and then you can respond with a question.  You’re talking about the second quarter or year to date?

T. Shandell                                                                                    Second quarter.

R. Wirta                                                                                                    Second quarter leasing was down 15% at roughly $95 million.  Sales were up 19% at roughly $87 million.  Property and facility management fees were effectively flat, up by about 3.3% at $29 million.  Valuation was up about 2% at $18 million.  Our loan origination and servicing activity was down about $500,000, for a total of $19.3 million, so it was within 2%.  Our pension-fund advising business was at $16 million, which was up about 40%.  I’m off one here.  Let me go back.

I’ll just give you the numbers.  Leasing, $95 million; sales, $86 million; property and facility management, $29 million.  I missed consulting.  That’s $18 million.  That’s up 2%.  Now I skipped one.  So appraisal fees were $19 million.  Loan origination and servicing was $17 million and investment management fees, as I mentioned, were $16 million.

Overall revenue was flat.  The big down was leasing, which was down $17 million, but we made it up in the other businesses, particularly investment sales, which as I said was up 19% or $14 million.

T. Shandell                                                                                    I guess the biggest line items in your revenues are those two, the leasing and the sales, and obviously they went in different directions.  Can you explain what’s going on there?  Was there one large or several large particular transactions that helped you out during the quarter?

R. Wirta                                                                                                    No.  We do about 80 transactions a day.  So in a typical month, based on working days, would be about 1,600 transactions, so literally it’s a lot of deals.  But what’s occurred in the sale area, why we have a meaningful improvement there, is we’ve observed more transactions occurring.  Primarily it appears that buyers are now stepping up to the pricing that sellers are holding firm at and have been for some period of time.  I think that until recently, the buyers were hoping that the real estate business would do worse than perhaps the sellers were expecting and those prices would come down.

The buyers were waiting for a repeat of the ‘91, ‘92 scenario, but with interest rates so low and real estate being really a safe haven compared to particularly the stocks these days there’s a lot of financial appetite, particularly among pension funds, to buy real estate.  So during the last 60 days we’ve seen a lot more deals get closed and that’s because again this gap between buyers and sellers has been closed, primarily because the buyer’s moving up.  I’ll let Brett comment on the leasing differential.  Since that’s a negative number, I’ll let Brett comment on that.

B. White                                                                                               On the leasing business this is the same dynamic that we’ve been talking about now for a long time, 15 months, and it’s quite straightforward.  The current downturn in the commercial real estate business is related almost exclusively to a greatly reduced amount of capital spending by corporate occupiers of space.  That translates into their inability to greatly expand premises or locate into new premises, and that would all be picked up in a line item of leasing commissions.  What you’re seeing there is really a very good focus on the only line of business we have that has really been particularly negatively impacted by the current downturn.

T. Shandell                                                                                    Is there a difference in profitability for you guys between leasing and sales, or are they basically the same profitability for you?

B. White                                                                                                 Two things to know about leasing and sales: if we were to give you - and please don’t ask me, because it’s a lot of work - but if we were to give you a 20-year time series on the split between lease and sale revenues in the firm, you would see that it goes back and forth every year.  So one year we might see 40% of it in leasing and 60% in sales, next year it could flip.  The variances we’re seeing are not unusual.  As the market cycles through you’re going to see movement in these revenues.

In terms of profitability within the two businesses, they’re generally about the same.  These businesses run at margins that run anywhere from, say, 10% to 15%, depending on the year and depending on the type of deals that we’re doing.

R. Wirta                                                                                                    But our compensation per transaction would be meaningfully higher in the sale transactions as compared to lease transactions.  A typical sale is larger, and because of that, our commissions would be higher, even though commission rate on sales is lower than the commission rate on leasing.

T. Shandell                                                                                    What you’re saying is the revenue per ticket, if you will, is greater for a sale?

R. Wirta                                                                                                    Yes.

T. Shandell                                                                                    I was wondering if you could compare some of the balance sheet items, not to year-end but rather to the prior quarter.  Specifically I’m looking at current liabilities, as you’ve mentioned them in this presentation, going up, and other current assets going up, both compared to the March quarter and just what’s behind that, since we don’t have the detail.

R. Wirta                                                                                                    I don’t think we have, right in hand, the March end of quarter, which would be last quarter’s press release.  But, Ron, maybe you could — we have done some analysis.  Ron Platisha, you could comment just generally on what the second quarter totals are and then we could make available to everybody on the call to compare with some further explanations.

R. Platisha                                                                                        Your cash position will be fairly comparable between the end of the second quarter and the end of the first.  I believe our cash was roughly $20 million at the end of March.  The warehouse line will vary depending on the number of loans that have been created, but not shipped out to Freddie Mac yet, but there’s a corresponding line of credit under liabilities that you’ll see that matches it.  That’s the non-recourse piece that Ken talked about earlier.

In the areas of other current assets, the $208 million that you’re seeing at the end of June includes approximately $137 million of current receivables.  Those receivables would be fairly comparable to the balance at March.  At December they were roughly $156 million, so you can see the fluctuation.  Because we have such a large revenue generation in the month of December, normally your December receivable balance is much higher and then tapers down.

R. Wirta                                                                                                    You have the numbers I presume, Tom.

T. Shandell                                                                                    I’m looking at them.  I actually spread them so I could compare them.

R. Wirta                                                                                                    Anything in particular that jumps out we can deal with that specifically, then get you the rest.

T. Shandell                                                                                    But I guess deferred comp, as it’s on the press release, stayed constant roughly.  It went from $107 to $100.  Normally as you proceed during the year I would expect that deferred comp to go up because you pay once a year and here it didn’t.  So I was wondering if there was something in that that I don’t understand.

R. Platisha                                                                                        Actually what the two components that affect deferred comp obviously is the deferrals that have occurred that increase the balance, but also a lot of those funds, a significant portion of them, are tied to investments in the stock market.  So as you have fluctuations in the market, the balances due to employees can either increase or decrease based on market fluctuation.  Because the market has not performed well for the first six months of this year, you actually see a decline in both the deferred comp liability and also the cash surrender value of the life insurance policies in relation to those DCP balances.

R. Wirta                                                                                                    Tom, let me just check.  I presume you’re aware that this is our deferred comp program, which has nothing to do with our bonuses or accruals or things of that nature.  These are monies already earned by our employees, which have been set aside.

T. Shandell                                                                                    Bonuses are then in current liabilities.  Is that correct?

R. Wirta                                                                                                    Yes.

Moderator                                                                                       The next question will come from the line of Larry Taylor with Credit Suisse First Boston.  Please go ahead.

L. Taylor                                                                                                I had a couple of things for you guys.  I wonder if you could update us in terms of your outlook on capex and co-investment with some of your investment partners this year.  Where does that stand versus where we were at the beginning of the year?

R. Wirta                                                                                                    Ron, why don’t you talk about the co-investment and give a little summary.  I’ll talk briefly about the capex.  Our capex budget for the year was about $15 million and we’re running well behind that at the moment.  That compares to roughly $22 million we spent on capex for all of last year.  Again, we budgeted less and we’re spending less.

As far as co-investment, we are actually, in terms of our cash coming back from co-investment, behind our first six-month schedule.  We expect to make that up and in fact beat that full-year target by year-end, because as some deals were delayed in closing coming out of Japan as well as a couple of deals here in the U.S., because of that earlier buyer/seller spread that’s now pretty much gone away.

We’ll finish out the year ahead in terms of cash that’s recaptured.  In terms of investment going out the door on new co-investment deals, we put out a bit more in the $3 to $4 million range year to date than we expected per our plan.  I can’t accurately predict the finite dollar the next six months, but we’ll probably end up the year having put out maybe $2 or $3 million more than we otherwise would have expected. But we think that’s going to be balanced by recapturing $2 or $3 million more than we expected to get back.

L. Taylor                                                                                                What’s that net amount likely to be then?

R. Wirta                                                                                                    What would the swing be, Ron, between the two?

R. Platisha                                                                                        Our plan was that we would do about $19 million in co-investment outlays and about $19 million of co-investment returns.  It looks like that’s about what we’ll track at by the end of the year.

R. Wirta                                                                                                    So it would be a zero net.

L. Taylor                                                                                                I’m surprised.  I thought you guys would have been putting some, are you slower putting out some of the investments for some of the large sales that you made a year or two ago, or has that already taken place?

R. Wirta                                                                                                    I don’t think we’re any slower.  We expected to put out, as Ron mentioned, about $20 million this year.  That was our plan.  Our plan was a little less than that, but we’ll end up maybe a couple of million more and we’re going to get back a couple million more.

R. Platisha                                                                                        What Ray was alluding to earlier is through June the plan was that we would have approximately $6 million in outlays, and our actual outlays were more in the $9 million range.  On returns we expected approximately $11 million in returns and actually had about $3 million, but we will make up for this in the second half.

R. Wirta                                                                                                    Maybe I’m just confused, Larry, as to if I heard you right.  In terms of the pace of our co-investment going out the door, it’s as we expected, maybe a little ahead of that schedule.

L. Taylor                                                                                                Free cash flow, if you have it this year, what would your intent be to do with that?

R. Wirta                                                                                                 What do you mean if we have it?

L. Taylor                                                                                                When you have free cash flow this year.

R. Wirta                                                                                                    We’re going to invest it as appropriate; so we have choices of stepping up co-investment; we have choices of paying down debt; we have choices of doing acquisitions.  What we’re most responsive to, both now and in the future, will be our covenant compliance obligations and having a bit more of a safety margin than we currently have.  So I think our primary objective with any “surplus” cash flow would be to build up our safety margin in the covenant coverage.

L. Taylor                                                                                                You alluded to it, but lastly, can you update us on the acquisition landscape and maybe give us a sense of what you guys are thinking, without obviously being too specific, but at least philosophically, explaining what you’re thinking and where that might go over the next couple of years?

R. Wirta                                                                                                    Philosophically our point of view - and this has been our experience in past down cycles if you are in the real estate businesses — is that the larger companies end up picking up market share and higher quality employees.  It’s also time to, to some extent, take advantage of the weakness of your lesser competitors and make some very price-effective acquisitions, and also a time when sellers are a little bit more motivated, because they’re worn out by their challenges in the current business.

With that in mind, we continue to talk to all of our major competitors, the big names as well as numerous small regional competitors.  There was a transaction talked about, in passing, a couple of months ago.  We couldn’t get pricing we considered appropriate to present to our investors and bankers so we simply passed on it, because we are disciplined in that regard.

There tend to be opportunities.  There’s nothing active at the moment, but we are watching carefully.  You might have noticed on a comparative basis now Trammell Crow, as I mentioned Jones Lang, and Insignia have all published their second quarter results.  Looking at the EBITDA line we were, in fact, the only firm among those that actually had EBITDA growth compared to last year, and we had a lot of EBITDA growth as you know.  They were all down in EBITDA and flat to down in revenue.  We’re looking better, even than our bigger competition.  That means we’re picking up market share, no doubt about that.

If we found an acquisition of any size that we thought was of merit to consider, we have existing equity investors who are prepared to write the appropriate equity check such that any acquisition would de-lever us slightly, from a lending perspective.  That would be one of our objectives as part of any such acquisition.

So you can be assured that if we do something it’ll be thoughtful and it’ll be well financed from an equity perspective, and also by our actions on the deal that we most recently worked on, we’re not in any rush to do a deal unless it makes good sense to the company.

L. Taylor                                                                                                One last little item, then I’ll give somebody else a chance.  Do you guys have cash flow from operations yet?

R. Platisha                                                                                        Actually we have not put that together yet.

R. Wirta                                                                                                    What’s your timing?

R. Platisha                                                                                        It’s going to be within the next few days.

R. Wirta                                                                                                    We’ll get that out.

Moderator                                                                                       The next question is a follow-up from the line of Tom Shandell with Golden Tree Asset.  Please go ahead.

T. Shandell                                                                                    Two questions.  The first one is if I look at commissions - and maybe this is right and maybe it’s not right - I always look at it on a percentage of lease and sale revenues, on the theory that those are what the commissions are generated from.  It would appear that, as a percent, commissions have fallen from the first quarter.  By my math, I had around 75% for the first quarter to this quarter more like 71% or so and I was wondering if there was something that’s helping that along.

B. White                                                                                                 The commission percentages you’re referencing don’t tie to our practice.  I think I know where your confusion is.  It’s maybe revenue mix.  Let me give you the correct numbers.  In fact, Ken referenced them in his opening comments.  Ken, give us the change of commission percentages.

K. Kay                                                                                                           It was 46% for the quarter versus 47% last year.

B. White                                                                                                 It was 47% last year.  So first, looking at the actual numbers what is apparent is that the commission rate nominally decreased as a percent of transaction revenues this year.  Why is that?  Let me answer that first.  That’s because of the types of transactions that we’re doing.  It’s part revenue mix; it’s part size of deals.  We actually, this year, are doing more transactions than last year, but they’re a bit smaller, and what that means is that these commission rates are a bit lower.

Now if you try and calculate total commissions paid in the company against total revenues you’ll get a bit lost, because you’re comparing a commission rate in the way it applies against certain segments of revenue against a whole bucket of revenue, some of which have no commissions in them.  Does that help at all?

T. Shandell                                                                                    Yes.  I look at lease and sale revenues, which I assume are both commission businesses.  When I just compare commission expense to those revenue items, there was about a four percentage point drop quarter to quarter.  Having said that, I’ve seen it vary over time, anywhere from 70% to 75%, but honestly, I never understood why it did vary.

B. White                                                                                                 Getting back to the question here.  Let me just talk about the overall dynamic, because I’m not sure I can follow the numbers specifically. The overall dynamic is that the commission rate that we are paying out on the sale and lease business that we’re doing is relatively stable this year compared to prior year.  It is nominally down.  That is simply due to the types of transactions that came in the door the second quarter of this year versus the type that came in the door the second quarter of last year.

By the way, that may change in the third quarter, maybe up a percent in the third quarter.  Our projections for the year are tight and we expect that the commission rate we’ll pay out this year on all transaction revenues will be a bit less than the commission rate we paid out last year on all transaction revenue.

T. Shandell                                                                                    Is there any subjectivity?  In other words, is this an accrual-based concept, or partially, so that you can accrue less if you think that it makes sense?

R. Wirta                                                                                                    I think that’s part of the nub of the confusion or understanding.  Maybe, Ron, you could outline what our accrual policy is and why it’s the way it is.

R. Platisha                                                                                        What ends up happening, Tom, is that off of each and every voucher, the individual producers that are participating in that transaction are listed on the deal.

R. Wirta                                                                                                    A voucher is the commission billing in effect.

R. Platisha                                                                                        Based on what their normal commission split is.  On top of that there is a bonus that producers earn based on how much productivity they have for the entire year.  So there is some variableness based on the fact that if earnings for top producers are less than they had been in previous years, their bonus percentage will be less.  So it does have a tendency of driving down the overall rate.

I think, Tom, the other issue is that where you’re looking at total commission expense and comparing that to just the sale and lease revenues, what you’re missing is that our loan origination business has a corresponding commission expense to it.  So does appraisal and consulting.  What you’re doing is you’re comparing total commission expense that covers various lines of business, all against the transaction revenues.  That’s why it turns out to be 70% in total.

T. Shandell                                                                                    So I guess what I can infer from this is, though, based on lower volume in the lease business, maybe some of these bonus accruals that are based on volume are being estimated to be lower this year?

R. Platisha                                                                                        That’s correct.

R. Wirta                                                                                                    What we might do, Tom, I know this is somewhat confusing topic.  Maybe you and Brett could speak offline.  We’ll be happy to answer some more questions here obviously, but just to go through in some detail, because I would like to make sure that when we finish with you, you have a firm footing on exactly what we’re doing and that we respond to your questions appropriately.

T. Shandell                                                                                    Changing subjects basically 180 degrees.  What you’re doing in New York, does that require any kind of commitments on your part in terms of minimum payments to these celebrity producers?

B. White                                                                                                 The answer is “yes”.  Let me tell you how we generally recruit this level of talent.  We provide these producers, generally speaking, the same commission split percentages that we provide all of our producers, but to induce them to switch firms, they are provided, generally, a signing bonus and that signing bonus is usually an aggregation of two or three different types of payment guarantees.

One type would typically be some amount of upfront cash that would be paid either in a one-time payment or in a commitment to make a series of payments over a period of time.  A second type of monetary inducement is, for a limited period of time, allowing them to participate at a commission level that’s higher than our standard.  The way that would work is we might say to a $10-million producer “We’re going to give you $100,000 signing bonus.” and the way we would do that is say “We’ll pay you a 70% split instead of the company standard 50%, and we’ll pay you that split until the difference is worth the $100,000.”

Then a third way that we provide inducements, many times, is provide them a loan, which is then tied to specific performance targets that they must achieve over a sum period of time.  This allows us to ratably expense that portion of the signing commitment and to also make sure that their performance supports the payment that we make.

In all the hires that we made in New York, most of those three components were used pretty much universally.  We think these are very sound economic transactions for very meaningful future business.

Moderator                                                                                       No further questions have come into queue.  Please continue.

R. Wirta                                                                                                    Thanks, everyone, for being on the call and again, as always, please call any of us directly as well.  Tom, we’ll follow-up with you specifically on the topic that you mentioned.  Thanks for attending the call.  Bye.

Moderator                                                                                       Ladies and gentlemen, that does conclude your conference call for today.  Thanks you very much for your participation and for using AT&T Executive Teleconference.  You may now disconnect.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	August 7, 2002	CBRE HOLDING, INC.

		By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer